Exhibit 5.1

	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420 www.cooley.com STEVEN M. PRZESMICKI (858) 550-6070 przes@cooley.com	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000 Washington, DC 202 842-7800

September 21, 2006

DivX, Inc.
4780 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by DivX, Inc., a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 8,979,301 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), including (i) 2,529,301 shares (the “2000 Plan Shares”) reserved for issuance pursuant to the Company’s 2000 Stock Option Plan (the “2000 Plan”), (ii) 5,900,000 shares (the “2006 EIP Shares”) reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 EIP”) and (iii) 550,000 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2006 Employee Stock Purchase Plan (the “ESPP”, and collectively with the 2000 Plan and the 2006 EIP, the “Plans”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the Company’s forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2000 Plan Shares, when sold and issued in accordance with the 2000 Plan, the 2006 EIP Shares when sold and issued in accordance with the 2006 EIP and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward LLP

By:	/s/ Steven M. Przesmicki
Steven M. Przesmicki